Exhibit 99.2

FOR IMMEDIATE RELEASE

MTR GAMING GROUP SUBSIDIARY TO ACQUIRE A 90% INTEREST

IN JACKSON, MICHIGAN RACETRACK

CHESTER, WV – September 8, 2004 – MTR Gaming Group, Inc. (Nasdaq National Market:MNTG) today announced that its new wholly owned subsidiary, Jackson Racing, Inc. (“JRI”), has signed a definitive agreement to acquire a 90% interest in Jackson Trotting Assocation, LLC, a Michigan limited liability company that operates Jackson Harness Raceway, which conducts live harness racing (mid-April through mid-June) and year-round simulcasting with pari-mutuel wagering in Jackson, Michigan.  Jackson is located approximately 35 miles from Lansing, 40 miles from Ann Arbor, 60 miles from Detroit, and 70 miles from Toledo, Ohio.

The acquisition is subject to certain terms and conditions, including the approval of the Michigan Racing Commission and the sellers’ option to reduce JRI’s interest to 80% under certain circumstances, which are included in a Current Report on Form 8-K and the exhibits thereto being filed today by MTR with the SEC.

Edson R. (Ted) Arneault, President and Chief Executive Officer of MTR Gaming, said, “We are enthusiastic about proceeding with this transaction.  This racetrack in Jackson, Michigan fits well with our growth strategy to build and acquire other middle-market parimutuel businesses in areas with the potential for expanded gaming legislation, thus further expanding and leveraging our operations and expertise.  We look forward to working with the track’s existing management and employees to take Jackson Harness Raceway to the next level.”

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, West Virginia; Scioto Downs in Columbus, Ohio; the Ramada Inn and Speedway Casino in North Las Vegas, Nevada; Binion’s Horseshoe Hotel & Casino in Las Vegas, Nevada, which the Company operates jointly with an affiliate of Harrah’s; and holds a license (request for judicial review pending) to build Presque Isle Downs, a thoroughbred racetrack with pari-mutuel racing in Erie, Pennsylvania.  The Company also owns a 50% interest in the North Metro Harness Initiative, LLC which has filed an application with the Minnesota Racing Commission to construct and operate a harness racetrack and card room 30 miles north of downtown Minneapolis. The Mountaineer facility, the Company’s primary source of revenues, currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,220 slot machines, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements.  Such statements are based on the Company’s current plans and expectations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially.  We can give no assurance that the acquisition of the interest in Jackson Trotting will be consummated.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

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MTR Gaming Group, Inc.

September 8, 2004

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
Edson R. (Ted) Arneault, President & CEO	The Equity Group Inc.
(304) 387-8300	www.theequitygroup.com
www.mtrgaming.com	Lauren Barbera	(212) 836-9610
lbarbera@equityny.com
	Loren G. Mortman	(212) 836-9604

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